  EXHIBIT 99.1

AMAZING ENERGY PROVIDES OPERATIONAL UPDATE ON ITS RECENTLY AQUIRED MISSISSIPPI ASSETS

PLANO, Texas / January 14, 2020 -- Amazing Energy Oil and Gas Co. (OTCQX: AMAZ) (“Amazing”, “Amazing Energy”, or “the Company”), today announced that it has sold the first two loads of oil produced from wells associated to its acquired assets located in Walthall County, Mississippi known as the Denver Mint Project and has begun the process of reworking wells described as the first phase in the Company’s acquisition announcement.

Prior to commencing plans to rework and or make up-hole recompletions in the 9 existing oil wells, expected to achieve between 150 and 300 bop/d, Amazing required an existing Salt Water Disposal (SWD) Well be prepared for connection. The SWD passed inspection last week which will allow the Company to produce the first phase wells as they are brought online. Reworks are expected to commence this week and the Company will report results as work is completed.

“We are excited to be selling production from our Denver Mint Project and to have entered the first phase of our plan to grow that profile,” said Willard McAndrew, III, Amazing Energy’s CEO. “Passing MIT inspection on our salt water well sets the table for the significant unrealized production capacity to be brought online. Over the coming weeks we will be improving wellbore integrity, perforating new zones and applying mechanical fixes to access untouched reserves. The addition of associated cash flow confirms our plan to grow through accretive acquisitions and organically through the drill bit.”

Amazing’s Denver Mint Project in Walthall County, Mississippi consists of 900 acres of leasehold, 9 oil wells and a saltwater disposal well. The assets include associated production facilities and infrastructure necessary to significantly increase the asset’s current production profile. Amazing’s plan is to rework and or make up-hole recompletions in the 9 existing oil wells and expects to achieve associated production of between 150 and over 300 bop/d. An associate third-party reserve engineering report was completed by Moyes & Company and identifies an NPV-10 value of over $4.4mm and future net revenue of over $20 mm on the assets.

The Company has outlined a plan for the project’s first nine months to be split into four phases. Each phase will focus on different wells and have independent production and economic targets. The first phase will re-establish the field’s existing production capacity, the second will be a waterflood pilot project in the Lower Tuscaloosa D Sand, the third phase will test the shallow Yegua, Cook Mountain, and Sparta objectives above 3,500 feet total measured depth, and the fourth phase will be to recomplete behind-pipe Lower Tuscaloosa zones, including sidetracking the Magee 34-1 well. One of the project’s most attractive aspects is the low cost often associated with shallow and secondary recovery projects. In this case, minimal capital investment is required to drill or complete as many existing wellbores will be utilized.

To review Amazing’s Denver Mint Presentation Slides please visit: https://amazingenergy.com/wp-content/uploads/2019/11/Amazing-Energy-Denver-Mint-Nov-2019.pdf

 About Amazing Energy Oil and Gas

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company headquartered in Plano, Texas. The Company’s primary leasehold is in the Permian Basin of West Texas. The Company controls over 75,000 acres between their rights in Pecos County, Texas and assets in Lea County, New Mexico, and Walthall County, Mississippi. The Company primarily engages in the exploration, development, production and acquisition of oil and natural gas properties. Amazing Energy’s operations are currently focused in the Permian Basin and Gulf Coast regions. More information may be found on Amazing Energy's website at www.amazingenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking information including statements that include the words "believes," "expects," "anticipate," or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company's filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC's website at http://www.sec.gov.

Investor Relations Contact

Derek Gradwell
Investor Relations
Phone: 512-270-6990
Email: ir@amazingenergy.com
Web: www.amazingenergy.com

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